For release

February 14, 2012

Media Contacts

Investor Contact (Park City Group)

Natalie Gochnour

Dave Mossberg

Leavitt Partners

Three Part Advisors, LLC

801.961.1581

817.310.0051

natalie@leavittpartners.com

Ronald Margulis

RAM Communications

+1 908.272.3930

ron@rampr.com

Leavitt Partners and Park City Group Unite to Build a Global Food and Drug Safety Registry

Comprehensive solution addresses supply chain visibility challenges for all food and pharmaceutical industry trading partners

Salt Lake City & Park City, Utah – Leavitt Partners, an internationally-known health care and food safety consulting firm, and Park City Group (NYSE Amex: PCYG), a leader in consumer goods supply chain technology, have joined to create a solution targeted toward improving supply chain visibility for food and drug safety. The solution creates visibility from the farm to the fork in the food industry, and from the manufacturer to the pharmacy in the pharmaceuticals industry. The new partnership will help food retailers, foodservice operators, wholesalers and manufacturers protect their brands and be compliant with current and future regulatory requirements that could emerge from the Food Safety Modernization Act (FSMA). It will also provide tracking and tracing of pharmaceuticals through the supply chain from manufacturer to retailer, as numerous state and federal laws require.

The database of trading partner connections can easily, quickly and economically help identify the source of suspect product, as well as track it throughout the supply chain. Since the system works with existing electronic documents, it requires no special labeling, hardware or software; and can be deployed for no more than the cost of an average monthly cell phone bill. The database will reduce tracking times from weeks to minutes, so affected products can quickly be identified and removed from all trade channels, which can ultimately save lives. The partnership expects to commence operation with a select number of retailers, foodservice operators, wholesalers and manufacturers in the next few months.

“The federal and state level food and drug tracking and tracing laws are placing a significant responsibility on retailers, manufacturers and other suppliers to know exactly where their product comes from and where it’s going to. Our partnership with Park City Group will deliver a very comprehensive and inexpensive solution for clients that both meets regulatory obligations and generates supply chain productivity opportunities,” said Rich McKeown, President of Leavitt Partners. “The Park City Group solution not only exists today, but is proven, scalable and very cost effective.”

The partnership will leverage Park City Group’s proven product synchronization technology that has been processing millions of transactions daily between retailers, foodservice operators and suppliers for more than a decade.  The system is known for its ability to maintain perpetual inventories, track product movement, and as a trusted provider of information used to settle financial transactions among trading partners. The new offering provides a low-cost, best practice solution for tracking and tracing products in the grocery and pharmaceutical supply chains.  Other benefits from the system are enhanced customer loyalty, compatibility with any standard or in-house systems including GS1, sophisticated security, multi-platform connectivity and adherence to ever-changing traceability mandates.

“As a single point of connection for thousands of participants in the food and drug supply chain, the new partnership addresses the systemic challenge of a one-to-many information exchange through our easy-to-use web-based technology. By working with Leavitt Partners, our clients gain access to the most experienced team of food and drug safety experts on the planet, and the combination of the two organizations ensures that all regulatory requirements are efficiently and cost effectively met. It’s currently anticipated that the partnership will be a newly created entity primarily capitalized by independent investors,” said Randall K. Fields, Chairman and CEO of Park City Group.

About Leavitt Partners

Leavitt Partners advises clients in the health care and food safety sectors. The firm applies its experience, knowledge and a network of global relationships to serve our clients. As a food safety and health care intelligence business we provide the best available window to the future of American health care. More information is available at www.leavittpartners.com.

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service provider that brings unique visibility to the consumer goods supply chain. With over $100 million invested in development and 16 years of commercialization surrounding its proprietary scan based data platform, the Company’s services increase customers’ sales and profitability, while ensuring regulatory compliance for both retailers and their suppliers. Through a process known as Consumer Driven Sales Optimization, Park City Group helps retail and consumer packaged goods customers turn transactional information into actionable strategies to lower inventory, increase sales and improve efficiencies in the supply chain. More information is available at www.parkcitygroup.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc.  (“Park City Group”) are intended to identify such forward-looking statements.  Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, its quarterly report on Form 10-Q for the quarter ended September 30, 2011, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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